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                                                                   Exhibit 10.15


                            AD VALOREM TAX CONTRACT

      THIS Ad Valorem Tax Contract ("Contract"), dated as of August 24, 1998, is made and entered into effective as of the last date of its execution by the respective parties hereto, determined by reference to the dates set forth opposite their respective names on the signature pages attached hereto, by and among the following (collectively "Parties"): PANOLA COUNTY, MISSISSIPPI ("County"), acting by and through its Board of Supervisors; the CITY OF BATESVILLE, MISSISSIPPI ("City"), acting by and through its Mayor and Board of Aldermen; the MISSISSIPPI DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT ("MDECD"), acting for and on behalf of the State of Mississippi ("State"); the PANOLA COUNTY TAX ASSESSOR/COLLECTOR ("Tax Assessor"); and LSP ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership ("Company").

                             W I T N E S S E T H:

      WHEREAS, Company plans to develop a natural gas-fired combustion turbine combined cycle electric power generation facility ("Facility") located in the City, County, and State, which will also necessitate the construction of certain on-site and off-site public infrastructure, as generally described in Section 10 (collectively "Facility Components"), to be located in the City, County, and State, to be constructed by the County, and, upon completion of construction, to be transferred by the County to, and thereafter owned by, the Industrial Development Authority of the Second Judicial District of Panola County, Mississippi ("IDA") but operated and maintained by the Company (collectively "Project"); and

      WHEREAS, the Facility is currently projected to involve an expenditure by the Company in excess of Two Hundred Fifty Million Dollars ($250,000,000.00); and

      WHEREAS, Company has requested certain tax incentives from the County and City, representing that these incentives are necessary to make the Facility economically viable in the State; and

      WHEREAS, the City, County, and MDECD recognize that the Company can locate the Project in other locations outside the City, County, and State; desire to encourage the Company to locate the Project in the City, County, and State for the benefit of the citizens of the City, County and State; and enter into this Contract in consideration of the Company locating, and as inducements to the Company to locate, the Facility in the City, County, and State and in consideration of the economic benefits to be realized by the City, County and State, including, but not limited to, the economic impact, the increased tax revenues, and other benefits to be received by the City, County, State, and the general public; and
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      WHEREAS, the City, County, and MDECD recognize that the Company would not locate the Project in the City, County, and State without the inducements provided herein for the entire period for which such inducements are available (pursuant to existing law, as presently interpreted and construed); and

      WHEREAS, since the Facility is costing in excess of One Hundred Million Dollars ($100,000,000.00), the Company and Facility are eligible either (i) for a new enterprise exemption under ss.ss. 27-31-101 et seq. for the Facility (including any assessable interest of the Company in the Facility Components and any inventories of raw materials and work-in-process [collectively "Process Inventories"] but excluding any inventories of manufactured products and/or finished goods [collectively "Products Inventories"] related to the Facility [collectively "Inventories"]) and, to the extent financed out of the proceeds of an issuance of industrial development revenue bonds ("IDBs") issued by the County and/or the State, an exemption for projects financed with IDBs under ss. 57-3-33 by the County and/or ss. 57-10-255 by the State for the Facility itself (excluding any Inventories) (collectively "Facility Exemptions") from the ad valorem real and personal property taxes otherwise leviable and assessable on the Facility and Process Inventories by the City and/or the County ("Taxes"), excluding Taxes for South Panola Consolidated School District ("District") purposes ("School Taxes"), or (ii) for a negotiated fee-in-lieu of Taxes of not less than one-third (1/3rd) of the Taxes on the Company, the Facility, any Inventories, and any assessable interests of the Company in the Facility Components, including School Taxes, under ss. 27-31-104 ("Fee-in-Lieu"); and

      WHEREAS, in order to attract Company's Facility to the City, County, and State, the MDECD, County, and City have negotiated this Contract as part of the inducements and incentives for the location of the Project in the City, County, and State; and

      WHEREAS, the County and City, pursuant to ss. 27-31-101, et seq., have agreed to grant to the Facility, Company, and Process Inventories contingent, protective Facility Exemptions for a period of ten (10) years ("Term"), excepting only School Taxes, and, pursuant to ss.ss. 27-31-7 and 27-31-51, et seq., have also agreed to grant to the Company a protective finished goods inventory exemption (excluding School Taxes) under ss. 27-31-7 and a protective free port inventory exemption (including School Taxes) under ss. 27-31-51 et seq. on the Products Inventories (collectively "Products Exemptions") (collectively "Protective Exemptions");


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      WHEREAS, the MDECD, with the participation and approval of the City and
County, have agreed to grant a Fee-in-Lieu to the Company, the Facility, and the Inventories for the Term in the amount of one-third (1/3rd) of the then current total Taxes in effect from time to time during the Term, subject to a certain minimum hereinafter indicated ("Fee-in-Lieu Amount"); and

      WHEREAS, the City and County agree that, to the extent permissible and necessary under Mississippi law, the Company, as a manufacturer, is also eligible for and entitled to Protective Exemptions in the event of the invalidity and unavailability, for any reason, of the Fee-in-Lieu; and

      WHEREAS, the MDECD, County, City, and Company have reached agreement with respect to the Taxes, the Fee-in-Lieu, the Fee-in-Lieu Amount, the Protective Exemptions, and the Term; the Company's lenders for the Facility have required the execution of this Contract as a condition precedent to the closing of the Company's financing for the Facility; and it is now appropriate for the Parties to enter into this Contract in order to implement the agreements already reached in their negotiations with respect to the subject matter hereof.

      NOW, THEREFORE, IN CONSIDERATION OF the foregoing, the mutual covenants, promises and agreements contained in this Contract, the Company's location of the Facility in the City, County, and State, the various economic benefits to be realized by the City, County, and State as a result of the Project, and other good and valuable consideration, each to the other given, the receipt and sufficiency of all of which are both hereby expressly acknowledged, the Parties hereto, intending legally to be bound, do hereby mutually agree as follows:

      Section 1. Undertakings Re: Taxes. The City, the County, the MDECD, the Tax Assessor, and the Company agree, individually and collectively, as indicated, as follows:

                  (1) MDECD, City, County, and the Tax Assessor agree that the
            Facility is a "new enterprise" enumerated in ss. 27-31-101, constituting, more particularly, a manufacturing business, and that the Company, Facility, any assessable interests of the Company in the Facility Components, and Inventories are eligible both for a Fee-in-Lieu and for the Facility Exemptions and Products Exemptions; provided, however, that the City, County, MDECD, the Tax Assessor, and the Company acknowledge that qualification for the Facility Exemptions and Products Exemptions is subject to the approval thereof by the State Tax Commission ("Tax Commission").

                  (2) MDECD hereby consents to and approves the City's and
            County's agreement to grant to the Company, Facility, and Inventories a Fee-in-Lieu as set forth in Section 3 in lieu of the Facility Exemptions and Products


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            Exemptions, and City and County, pursuant to a resolution duly approved and adopted by the City and County in the


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            form and manner required by law, hereby contract for and grant a
            Fee-in-Lieu, and the Tax Assessor hereby agrees to recognize and implement the Fee-in-Lieu so granted, to the Company on the Facility, Inventories, and any assessable interest of the Company in the Facility Components, in the Fee-in-Lieu Amount for the Term, as more particularly described in Section 3 hereof.

                  (3) City, County, and Tax Assessor agree that the Company,
            Facility, any assessable interests of the Company in the Facility Components, and Inventories are eligible for the Facility Exemptions and for the Products Exemptions, and the City and County, pursuant to a resolution duly approved and adopted by the City and County in the form and manner required by law, hereby contract for and agree to grant the Protective Exemptions, and the Tax Assessor hereby agrees to recognize and implement the Protective Exemptions so granted, to the Company for the Term as more particularly described in Section 4 hereof.

                  (4) The City and County expressly disapprove and do not
            consent to the Facility Exemptions otherwise provided by ss.ss. 57-3-33 and 57-10-255 except as Protective Exemptions pursuant to
            Section 1(3), with the Taxes on the Company and Facility for City, County and District purposes to be determined in accordance with this Section 1 and Section 3.

                  (5) The Tax Assessor agrees to the determinations referenced in Section 6.

                  (6) The Company warrants that the aggregate cost of the
            Facility will exceed One Hundred Million Dollars ($100,000,000) as required by ss. 27-31-104 for a Fee-in-Lieu to be authorized ("Minimum Capital Investment") prior to the Substantial Completion Date as defined in Section 3(4)(A) and agrees that, upon satisfaction of the Minimum Capital Investment, it will provide a certificate to that effect, duly executed by an officer thereof, to the County, City, MDECD, and Tax Assessor.

      Section 2. Waiver. In consideration of the granting of the Fee-in-Lieu, the Company agrees not to take advantage of the Facility Exemptions and Products Exemptions available from the City and/or the County for the Facility, the Inventories, and any assessable interest of the Company in the Facility Components through ss.ss. 57-10-255, 57-3-33, and/or 27-31-101 et seq. (excluding the Fee-in-Lieu under ss. 27-31-104 thereof) except as Protective Exemptions pursuant to Section 4, and the Company hereby waives such Facility Exemptions and Products Exemptions from the City and the County except as Protective Exemptions pursuant to Section 4.


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Instead, the Company will pay a Fee-in-Lieu to the City and the County in accordance with Section 3.

      Section 3. Fee-in-Lieu.

                  (1) Amount. The Fee-in-Lieu Amount shall be equal to one-third
            (1/3rd) of the Taxes on the Company, Facility, Inventories, and any assessable interest of the Company in the Facility Components, including County Taxes, City Taxes, and School Taxes; provided, however, that the Fee-in-Lieu Amount payable annually by the Company to the City, County, and District shall not be less, in the aggregate, than One Million Nine Hundred Thousand Dollars ($1,900,000.00) for each year of the Term during which a Fee-in-Lieu Amount is due and payable by the Company.

                  (2) Apportionment. The City, County, and MDECD agree that the
            Fee-in-Lieu Amount paid by the Company shall be apportioned between the City, County, and the District as follows:

                  (i) The amount of the Fee-in-Lieu Amount which shall be apportioned to the District shall be equal to the greater of:

                        (A) Seventy percent (70%) of the Fee-in-Lieu Amount; or

                        (B) The District's pro rata share of the Fee-in-Lieu Amount calculated as follows:

                        (a) From the total Fee-in-Lieu Amount shall be subtracted the City's minimum Fee-in-Lieu Amount determined in accordance with Section 3(2)(ii)(B) in order to arrive at the District's and County's joint Fee-in-Lieu Amount; and

                        (b) The District's pro rata share of the Fee-in-Lieu Amount shall be the proportion of the District's and County's joint Fee-in-Lieu Amount determined under Section 3(2)(i)(B)(a) that the millage imposed for the District by the County bears to the total millage imposed for both the District's and all other County purposes;

                  (ii) The amount of the Fee-in-Lieu Amount which shall be apportioned to the City shall be equal to the greater of:


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                        (A)   One-sixth (1/6th) of the balance of the
                              Fee-in-Lieu Amount remaining after allocation of the District's position; or

                        (B) The amount of the Fee-in-Lieu Amount equal to one-third (1/3rd) of the Taxes otherwise leviable on the Company, Facility, Inventories, and any assessable interest of the Company in the Facility Components by the City; and

                (iii) The amount of the Fee-in-Lieu Amount which shall be apportioned to the County shall be equal to the balance of the Fee-in-Lieu Amount remaining after allocation of the District's and City's portions.

                  (3) Coverage. The Fee-in-Lieu shall be in lieu of all Taxes, including School Taxes, which would otherwise be imposed by the County and the City on the Company, Facility, and Inventories (including, without limitation, equipment, real property, personal property, and all mortgages, deeds of trust, easements, rights-of-way, leasehold interests, other assessable property interests, and purchase agreements thereon), as well as on any Facility Components owned by the Company and/or any assessable interests of the Company in any such Facility Components owned by the County or IDA, with said Fee-in-Lieu to remain in effect for the entire Term, in the manner allowed by law, commencing in accordance with Section 3(4).

                  (4) Term. The Term of the Fee-in-Lieu shall commence on the first January 1st on or after which both of the following events have occurred:

                        (A) The date when the Project is substantially complete, as evidenced by a certificate of substantial completion issued by the independent engineer retained by the lenders providing the Company's permanent, long-term financing for the Facility ("Substantial Completion Date"); and

                        (B) The Company has then satisfied the Minimum Capital Investment;

            provided, however, that, if the Substantial Completion Date occurs on or after January 1st but before March 1st of the calendar year, then the Project shall be deemed to have been completed, and the Term shall commence, on January 1st immediately preceding such Substantial Completion Date if the Company has also satisfied the Minimum Capital Investment with respect to the Facility


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            on or before the Substantial Completion Date (collectively the
            "First Assessment Date"). (As hereinafter used, the term "First Assessment Year" shall mean the period beginning with the First Assessment Date and ending on December 31st of the same calendar year.) Provided further, however, if for any reason separate portions of the Facility are completed in different calendar years, then, to the extent permitted by law, each such separate portion shall have its own Substantial Completion Date, First Assessment Date, First Assessment Year, and Term, with the Minimum Capital Investment requirement being applied to the aggregate cost of the Facility incurred to date instead of to each separate portion as each separate portion is completed.

                  (5) Payment. The Company shall pay the Fee-in-Lieu Amount for the Term of ten (10) consecutive years with respect to the Facility by the first day of February immediately following the year for which such Fee-in-Lieu is assessed. Such Term shall commence on the First Assessment Date. (For example, if the Substantial Completion Date/Minimum Capital Investment requirements under Section 3(4) are met on November 15, 1999, or on February 15, 2000, then the First Assessment Date would be January 1, 2000, and the First Assessment Year would be the calendar year 2000, with the Term also commencing on January 1, 2000. Before February 1, 2001, the Company would pay the Fee-in-Lieu Amount for the First Assessment Year with respect to the Company's property subject to Taxes on January 1, 2000 (the First Assessment Date).

                  (6) Millage Changes. Subject to the minimum Fee-in-Lieu Amount required by Section 3(1), if the aggregate City, County, and District millage rate is increased or decreased and such increase or decrease is applicable generally to all taxpayers, then the Fee-in-Lieu Amount will be increased or decreased based upon one-third (1/3rd) of such higher or lower aggregate millage.

                  (7) Law Requirements. The Parties agree that the Fee-in-Lieu shall always meet the minimum requirements of State law as provided in ss. 27-31-104.

                  (8) Approvals. The MDECD hereby gives its approval to the
            terms and provisions of the Fee-in-Lieu. The Tax Assessor hereby acknowledges the terms of the Fee-in-Lieu described herein and agrees to abide by such terms as they involve or require the Tax Assessor's acquiescence or approval.


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      Section 4. Protective Exemptions.

                  (1) Upon the request of the Company or, if required by law, upon receipt from the Company of a timely and complete application, the County and City do hereby approve, consent to, and declare their intention and agreement, to the extent permissible and available under applicable law and subject to receipt of any required approvals by or licenses from the Tax Commission, to grant Protective Exemptions from Taxes (excluding, however, any State and School Taxes where required by State law to be so excluded) for the Term in the form of Facility Exemptions on the Facility itself, any Process Inventories, and on any Facility Components owned by the Company and/or any assessable interests of the Company in the Facility Components owned by the County or IDA, and in the form of Products Exemptions on any Products Inventories of the Company related to the Facility.

                  (2) The Protective Exemptions shall not be applicable,
            effective, or operational during any period of the Term during which the Fee-in-Lieu granted hereunder is applicable, effective, and operational. The Company expressly acknowledges that the intention of this Contract is that the Taxes on the Facility, the Inventories, and any Facility Components owned by the Company and/or any assessable interests of the Company in the Facility Components owned by the County or IDA are to be determined and paid in the form of the Fee-in-Lieu and that the Protective Exemptions shall become applicable, effective, and operational only if the Fee-in-Lieu, for any reason, becomes inapplicable, ineffective, and inoperable with respect to any particular class or item of, or interest in, the assessable real and/or personal property of the Company (collectively "Property") otherwise intended to be subject to the Fee-in-Lieu under this Contract.

                  (3) If, for any reason, all or any portion of the Fee-in-Lieu shall be held illegal or invalid by any court of competent jurisdiction with respect to any Property otherwise intended to be subject to the Fee-in-Lieu under this Contract, then the Protective Exemptions, or the necessary applicable portions thereof, shall then automatically become applicable, effective, and operational with respect to such Property for any period of the Term for which all or any portion of the Fee-in-Lieu shall be held to have been or to be illegal or invalid with respect to such Property.

                  (4) If any or all of the Protective Exemptions become
            effective and operational, then the Taxes annually paid by the Company shall be aggregated with any valid


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            and legal remaining portion of the Fee-in-Lieu Amount paid by the
            Company in order to determine whether the Taxes so paid by the Company, or a combination of the Taxes and any valid and legal portion of the Fee-in-Lieu Amount so paid by the Company, satisfy the minimum amount required to be paid annually by the Company pursuant to Section 3(1) and, if not, then, notwithstanding the Protective Exemptions, the Company shall pay any additional amount necessary in order to make a total, aggregate annual payment equal to the minimum amount required by Section 3(1).

                  (5) Solely for purposes of Sections 3(1) and (2), any Taxes paid by the Company as a result of the operation of the Protective Exemptions shall be deemed to be, and treated as, part of the Fee-in-Lieu Amount, and, except to the extent otherwise required by law, the total, aggregate annual payment of Taxes and the balance of the Fee-in-Lieu Amount shall be apportioned as provided by Section 3(2).

                  (6) The Term of the Protective Exemptions shall commence on the Substantial Completion Date in accordance with Section 3(4)(A) but without regard to the necessity of otherwise satisfying the minimum capital investment requirement of Section 3(4)(B). The intention of the City, County, Tax Assessor, and Company is that the Terms of the Protective Exemptions and the Fee-in-Lieu shall correspond and run concurrently, but, in the event for any reason the Terms of a Protective Exemption and the Fee-in-Lieu applicable to any Property do not begin at the same time, then the City, County, Tax Assessor, and Company agree that the aggregate of the periods of time during which the Fee-in-Lieu and a Protective Exemption are applicable, effective and operational with respect to a particular Property shall not exceed the Term, but the City, County, and Tax Assessor agree that the Company shall be entitled to the Fee-in-Lieu and/or a Protective Exemption with respect to each such particular Property for an aggregate period of time equal to the Term.

                  (7) Any Taxes payable during the Term while a Protective
            Exemption is applicable, effective, and operational shall be payable in accordance with Section 3(5). In addition, the provisions of
            Section 3(6) shall be applicable to the Taxes during the Term while a Protective Exemption is applicable, effective, and operational. The Protective Exemptions shall always meet the minimum requirements of State law provided in ss.ss. 27-31-7, 27-31-51 et seq., 27-31-101 et seq., 57-3-33, and 57-10-255, as applicable.

      Section 5. Conditions. The Fee-in-Lieu granted and Protective Exemptions agreed to be granted by this Contract, as


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well as the other terms and provisions hereof, are contingent upon the subsequent actual construction and placement into service of the Facility. The Company agrees that, except during maintenance periods scheduled in accordance with good utility practices, nondispatch periods scheduled in accordance with the terms of power sales agreements entered into between the Company and the purchasers of its electricity, and periods when the Facility is not operational due to events beyond the reasonable control of the Company, including, but not limited to, those outage periods caused by the Force Majeure events hereinafter described, it will cause the Facility to be capable of generating electric power for the entire period of time which is coextensive with the Term. In the event that the Company fails to meet such requirement, then the Term of the Fee-in-Lieu and Protective Exemptions shall, upon receipt by the Company of prior written notice to that effect from the MDECD, County and City, terminate effective as of the next succeeding January 1st. For purposes of this Section 5, "Force Majeure" is defined as something beyond the Company's reasonable control, including, but not limited to, acts of God, governmental acts (including delay or denial of necessary permits or approvals and whether or not within the power of the government or governmental agency), acts of the public enemy, terrorism, sabotage and civil disturbance, floods, landslides, earthquakes, fires, washouts, droughts, unusually severe weather (including, without limitation, lightning, hurricanes, tornadoes, and other storms), epidemics, quarantine, restrictions, strikes, labor slowdowns, labor troubles, freight embargoes, and breakdowns or damages to equipment and necessary facilities (including emergency outages of equipment or facilities used for making repairs to avoid breakdown, damage, or imminent danger and specifically excepting economic conditions or events or business decisions or judgment, but specifically excluding a failure to make any payment (collectively "Force Majeure"). The Company shall exercise reasonable business efforts to remove the event of Force Majeure; provided, however, that nothing in this Section shall require the Company to settle or resolve any labor dispute if it deems the settlement to be contrary to its best interests.

      Section 6. Assessment.

                  (1) Valuation. With respect to the calculation of the assessed valuation of the Property, the Tax Assessor agrees that such assessment shall be made in accordance with the values and methods resulting from the application of ss. 27-35-50 and such other applicable rules, regulations, and guidelines consistent therewith adopted from time to time by the Tax Commission for such purposes; provided, however, that the Tax Assessor further:

                        (1) Acknowledges that, pursuant to the current edition of the "Mississippi Appraisal Manual" published by the Property Assessment Division of the Tax Commission ("Manual"),


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                        property generally does not have a value in excess of
                        its replacement cost and that the cost approach to valuation usually establishes the upper limit of property values (Manual pp. VII-2 and VII-3), with the result that the Tax Assessor also agrees that, absent unusual or exceptional circumstances, the initial assessment of the Property, as of the First Assessment Date, should not exceed the actual cost thereof; and

                        (2) Agrees that the Property constitutes, under the Manual, "industrial property" and that, under the Manual, original acquisition cost new, including all costs associated with installing equipment in place, is the base for assessment of "industrial property," with the result that the Tax Assessor also agrees that the initial assessment of the Property, as of the First Assessment Date, should not exceed the cost thereof; and

                        (3) Agrees that, thereafter, based upon the Property's industrial classification pursuant to the Manual, this base cost will be multiplied by the appropriate industrial index complex multiplier (the inflation factor) for that particular industry furnished by the Tax Commission annually, based upon the age of the Facility, in order to arrive at the then current reproduction cost, which will then be multiplied by the appropriate percentage of depreciation factor for that particular industry from the industrial depreciation schedules also provided annually by the Tax Commission (Manual p. XI-7), with any economic and/or functional obsolescence to be considered by the Tax Assessor at the request of the Company following appropriate Tax Commission guidelines but with office furniture, fixtures, and equipment being assessed separately using the appropriate Tax Commission tables and indices. (Manual p. XI-10, XI-26, and XI-60).

                  (2) Classification. With respect to the classification of the
            Property for purposes of the calculation of the assessed valuation thereof, the Tax Assessor agrees with the application of the following general methodology to determine the portion of the Property which constitutes real property and personal property:


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                        (1) Land and improvements thereto constitute real
                        property;

                        (2) Any Property which can be removed without substantial harm or devaluation of the real property shall be classified as personal property; and

                        (3) Based upon the past assessment practices in the State and of the Tax Commission, in those areas of questionable classification of property as either real property or personal property, a preference for classification as personal property will be utilized.

                  (3) Assessment Ratio. The Tax Assessor acknowledges and agrees that:

                        (1) neither the Facility nor the Project nor any portion thereof constitutes a public utility or a public service corporation for any ad valorem tax purposes;

                        (2) neither the Facility nor the Project nor any portion thereof constitutes "Class IV Property" as described in
                        Section 112 of the State Constitution and ss. 27-35-4;

                        (3) neither the Facility nor the Project nor any portion thereof is subject to assessment by the Tax Commission under ss. 27-35-301 et seq.; and

                        (4) the Facility, Inventories, and any Facility Components owned by the Company and/or any assessable interests of the Company in the Facility Components are subject to a fifteen percent (15%) of true value assessment ratio.

                  (4) Inventories. The Tax Assessor acknowledges and agrees
            that:

                        (A) neither the Company's contractual rights under its natural gas supply contracts with its natural gas suppliers nor its contractual rights under its water supply agreement with the United States Army Corps of Engineers ("Corps") constitute Process Inventory assessable for purposes of Taxes;

                        (B) the Company's contractual rights under its electricity sales agreements with its

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                        customers do not constitute Products Inventory
                        assessable for purposes of Taxes;

                        (3) the inventory of water obtained by the Company from the Corps has no assessable value;

                        (4) due to the nature of the electric power generation business of the Company and the operations of the Facility, the Company will have no work-in-process inventory; and

                        (5) pursuant to ss. 27-35-1(1), the values of the Inventories annually reportable by the Company to the Tax Assessor may, at the option of the Company from year-to-year, be either the value thereof on January 1st of that year or the average monthly inventory (consistently calculated as of the last day of each month) during the twelve (12) months preceding January 1st of each year, with the amount thereof being determined as follows:

                        (1) Company's Process Inventory of natural gas shall, on the appropriate measurement day, be the lesser of either the total amount or volume of natural gas used by the Facility on that particular day or the maximum volume capacity of the natural gas pipeline constituting a Facility Component between the pipeline interconnections and the Facility at any single moment; and

                        (2) Company's Products Inventory of electricity shall, on the appropriate measurement day, be the lesser of either the total amount or volume of electricity produced by the Facility on that particular day or the maximum capacity of the electrical interconnection system between the Entergy/TVA interconnections and the Facility at any single moment.

      Section 7. Facility Components. The City, the County, and the Tax Assessor acknowledge that the Facility Components owned by the County or IDA consist of publicly-owned improvements which will be exempt from Taxes under ss. 27-31-1(b). Consequently, the Tax Assessor agrees that the Company will not be required to pay Taxes or a Fee-in-Lieu to the City, County, or District with respect to the County's or IDA's interest in the Facility Components, whether such Components or portions thereof are located inside or outside the County. The City, County, and the Tax Assessor acknowledge that it is their and the Company's intention that the Fee-in-Lieu cover not only the Taxes on the Facility itself but also the Taxes, if any, on any Inventories and on the Company's assessable interest, if any, in the Facility Components owned by the County or IDA, as well as the Taxes on any of the Facility Components owned by the Company.

      Section 8. Future.

                  (1) To the extent lawfully available to the Company and if the
            Company is then in substantial compliance with its material obligations contained in this Contract, City, County, and MDECD, agree to provide, and Tax Assessor agrees to recognize and implement, maximum statutory tax exemptions and fee-in-lieu-of-taxes treatment to the Company for any future additions, expansions, improvements, or equipment replacements to the Facility and/or Facility Components upon proper application of Company for such exemptions or fee-in-lieu-of-taxes treatment pursuant to applicable law. Such exemptions and fee-in-lieu treatment shall include, but not necessarily be limited to, ad valorem exemptions and fee-in-lieu treatment for real and personal property, raw materials, work-in-process, furniture and fixtures, machinery and equipment (including computer hardware and software), and finished products.

                  (2) To the extent lawfully available to the Company and if the
            Company is then in substantial compliance with its material obligations contained in this Contract, the Company shall be permitted to take full advantage of, and the MDECD, City, and County agree that, upon receipt of a timely and complete application from the Company, if required by applicable statutes, each of them will approve and provide, and Tax Assessor agrees to recognize and implement, any additional tax exemptions and other ad valorem tax incentives hereafter provided by Mississippi law which may be provided by, or which are subject to the approval of, the MDECD, City, or County.

                  (3) If any of the exemptions or credits described herein
            expire pursuant to statute, the Company shall be "grandfathered" into such exemptions or credits to the extent permissible under applicable law.

                  (4) Provided, however, that the Company expressly acknowledges its understanding that the present Board of Aldermen, Board of Supervisors, Tax Assessor, or

            Executive Director of MDECD may not be able to obligate a future Board of Aldermen, Board of Supervisors, Tax Assessor, or Executive Director of MDECD; however, said officials who are a party to this Contract agree to use their best efforts to assure the compliance by the MDECD, City, County, and Tax Assessor, as applicable, with the provisions of this Section 8.

      Section 9. Miscellaneous.

                  (1) Amendments. Any amendments to this Contract shall be in writing and signed by all Parties who are affected by such amendment or their respective successors and assigns.

                  (2) Applicable Law. This Contract shall be governed by the laws of the State of Mississippi notwithstanding the fact that one or more of the Parties to this Contract may be or become a resident or a citizen of, or be or become domiciled in, a different state.

                  (3) Forum Selection. To the extent permitted by law, venue for any legal action involving the City, County, Tax Assessor, and/or the Company arising from this Contract shall be in Panola County, Mississippi.

                  (4) Counterparts. This Contract may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  (5) Headings. The use of captions and headings in this
            Contract are solely for convenience and shall have no legal effect in construing the provisions of this Contract.

                  (6) Gender; Number. Whenever the context of this Contract
            requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

                  (7) Entire Agreement. This Contract constitutes the essential terms of the agreement between the Parties for the purposes stated herein, and no other offers, agreements, understandings, warranties, or representations exist between the Parties with respect to the subject matter hereof.

                  (8) Statutory References. Unless otherwise specifically
            indicated herein to the contrary, all references herein to statutory sections refer to the Mississippi Code Annotated of 1972, as amended.

                  (9) Severability. If any clause, provision or section of this
            Contract be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Contract shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein.

                  (10) Assignability. So long as the Company is in substantial compliance with its obligations under this Contract, this Contract is assignable by the Company to any person acquiring the Facility upon receipt by the Company of prior written approval for such assignment from the County, which approval shall not be unreasonably withheld; provided, however, that, in any and all circumstances, this Contract may be collaterally assigned, and/or assigned outright upon a default in its obligations to its lenders, by the Company to or on behalf of the lenders for the Facility. Any such assignment shall be binding upon, and inure to the benefit of, both the Parties hereto and the respective successors and the assigns of the Company.

                  (11) Authority. The Parties hereto recognize, acknowledge, and agree that the agreements contained herein have been the subject of arm's length negotiations between the Parties, and each of the Parties recognizes, acknowledges, represents, and warrants that, to the best of their knowledge and to the extent permissible under applicable law (as to which no representation or warranty is made or implied by the MDECD, County, City, and the Tax Assessor), the obligations set forth herein are the valid and legally and mutually binding reciprocal obligations of such Party, enforceable in a court of competent jurisdiction against such respective Party in accordance with the terms hereof. Each of the Parties and each of the officers or officials thereof represents and warrants that the terms and provisions of this Contract applicable to, and his or her execution of this Contract in the name of and on behalf of, such Party has been authorized and approved, as required by law, by any and all necessary actions of the applicable Board of Aldermen, Board of Supervisors, Board of Directors, or other appropriate governing body of the Party and that such officer or official has been duly authorized by such Party to execute this Contract on behalf of and in the name of such Party.

                  (12) No Personal Liability. The Parties acknowledge and agree that in no event shall any individual, partner, member, shareholder, owner, officer, director, employee, affiliate, beneficiary, or elected or appointed public official of any Party be personally liable to another Party for any payments, obligations or performance due under this Contract, or any breach or failure of performance of a Party hereunder and that the sole recourse for payment or performance of the obligations hereunder shall be against the Parties themselves and each of their respective assets and not against any other Person, except for such liability as may be expressly assumed by an assignee pursuant to an assignment of, or pursuant to, this Contract in accordance with the terms hereof. ("Person" shall mean, solely for this Section 9(13), an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, limited liability company, joint venture, state or local government or any political subdivision or department, agency or instrumentality thereof, or any other entity of whatever nature.)

      Section 10. Facility Components. For purposes of this Contract, the term "Facility Components" is defined, and the Facility Components are generally described, as follows:

                  (1) Industrial Water Supply System: An industrial water supply system to the Facility from Enid Lake, including, but not limited to, the following:

                        (1) An intake structure and pumping station located at Enid Lake.

                        (2) A water line for approximately 13.5 miles from Enid Lake to the Facility.

                        (3) A service road at Enid Lake.

                        (4) Water filtering, treatment, storage and pumping facilities at the Facility Site for raw water and demineralized water.

                  (2) Process Wastewater Disposal System: A process wastewater disposal system designed to pump the Company's discharged wastewater into a pipeline of approximately 5800 feet in length from the Facility to the Little Tallahatchie River.

                  (3) Fire Protection System: Construction and equipping of an installed fire protection system on the Facility Site, including an emergency, diesel-powered water pump with fuel storage.

                  (4) Natural Gas Pipeline: A lateral natural gas pipeline to be constructed between existing interstate natural gas pipelines and the Facility, including, but not limited to, connections, regulation equipment, and the pipeline.

                  (5) Other Facility Components for the Project which may
            lawfully be financed under the Impact Act.

                                   EXECUTION

      IN WITNESS WHEREOF, the undersigned individuals, acting in their indicated official capacity, have executed this Contract on behalf of and in the name of the Parties on the dates set forth opposite their respective names, having first been duly authorized so to do.

                        Company:    LSP Energy Limited Partnership
                                    By:   LSP Energy, Inc.,
                                          General Partner


Date: August 20, 1998                     By:   /s/ Frank E. Hardenbergh
                                                -------------------------
                                                Frank E. Hardenbergh
                                          Its:  Senior Vice President

                        County:     PANOLA COUNTY, MISSISSIPPI


Date: August 24, 1998               By:   /s/ Robert Avant
                                          --------------------------------
                                          Robert Avant
                                          President, Board of
                                          Supervisors

Date: August 24, 1998                     /s/ Sallie H. Fisher
                                          --------------------------------
                                          Sallie H. Fisher, Clerk
      (Seal)                              Board of Supervisors


                        Tax Assessor:     PANOLA COUNTY TAX
                                          ASSESSOR/COLLECTOR


Date: August 21, 1998                     By:   /s/ David Garner
                                                -------------------------
                                                David Garner
                                                Tax Assessor/Collector

                        City:       CITY OF BATESVILLE, MISSISSIPPI


Date: August 21, 1998               By:   /s/ Bobby Baker
                                          -------------------------------
                                          Bobby Baker
                                          Mayor


Date: August 21, 1998                     /s/ Judy F. Savage
                                          -------------------------------
                                          Judy F. Savage, City Clerk
      (Seal)

                        MDECD: MISSISSIPPI DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT, acting for and on behalf of the State of Mississippi


Date: August 21, 1998               By:   /s/ James B. Heidel
                                          ---------------------------
                                          James B. Heidel
                                          Its:  Executive Director